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                                                                    EXHIBIT 12.1

                             PAINE WEBBER GROUP INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (In thousands of dollars)

                                          Six Months
                                       Ended June 30,                            Years Ended December 31,
                                                           --------------------------------------------------------------------
                                            1999 *           1998 *        1997 *          1996          1995          1994
                                       ---------------     -----------   -----------   -----------   -----------    -----------
Income before taxes                    $    518,564       $    682,763   $   644,075   $   558,999  $    102,677   $     44,385
                                       ------------       ------------   -----------   -----------  ------------   ------------

Fixed charges:

  Interest                                1,247,612          2,876,712     2,573,582     1,971,788     1,969,811      1,428,653
  Interest factor in rents                   29,657             56,139        53,665        54,537        59,491         51,102
                                     --------------     -------------- ------------- ------------- -------------  -------------

  Total fixed charges                     1,277,269          2,932,851     2,627,247     2,026,325     2,029,302      1,479,755
                                       ------------       ------------   -----------   -----------   -----------    -----------

Income before taxes and
  fixed charges                         $ 1,795,833        $ 3,615,614    $3,271,322    $2,585,324    $2,131,979     $1,524,140
                                        ===========        ===========    ==========    ==========    ==========     ==========

Ratio of earnings to fixed charges              1.4                 1.2          1.2           1.3           1.1            1.0
                                        ===========        ===========    ==========    ==========    ==========     ==========



For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income before taxes and fixed charges. "Fixed charges" consist principally of interest expense incurred on securities sold under agreements to repurchase, short-term borrowings, long-term borrowings, preferred trust securities and that portion of rental expense estimated to be representative of the interest factor.

* Income before taxes includes minority interest in wholly owned subsidiary trusts.